Exhibit 10.2

AMENDMENT TO LOAN AGREEMENT
BETWEEN SOUTH PADRE ISLAND DEVELOPMENT, L.L.C.
FORMERLY KNOWN AS SOUTH PADRE ISLAND DEVELOPMENT, L.P. AND
COMPASS BANK, FORMERLY KNOWN AS TEXAS STATE BANK

This Amendment to Loan Agreement between South Padre Island Development, L.L.C., formerly known as South Padre Island Development, L.P. (“SPID”) and Compass Bank, formerly known as Texas State Bank (“Compass”) is entered into effective May 1, 2009.

WHEREAS, on or about September 1, 2005, SPID and Texas State Bank now known as Compass Bank, entered into a Loan Agreement for the purpose of a real estate note to SPID in the amount of Four Million and No/100ths Dollars ($4,000,000.00); and

WHEREAS, on or about May 1, 2008, SPID and Compass entered into an extension of the real estate note and lien which at that time had an outstanding balance of Two Million Eight Hundred Twenty Three Thousand Two Hundred Fifty Six and 00/100ths Dollars ($2,823,256.00); and

WHEREAS, on or about July 1, 2008, SPID and Compass entered into an extension of the real estate note and lien which at that time had an outstanding balance of Two Million Eight Hundred Twenty Three Thousand Two Hundred Fifty Six and 00/100ths Dollars ($2,823,256.00); and

WHEREAS, on or about May 1, 2009, the SPID real estate note had an outstanding balance of $1,579,729.92; and

WHEREAS, SPID has requested and Compass has agreed to an additional extension of said real estate note and lien to be effective as of May 1, 2009 and the parties desire to amend the original Loan Agreement dated September 1, 2005, to reflect the various changes being made in the current Extension of Real Estate Note and Lien;

NOW, THEREFORE, in consideration of the mutual promises, covenants and warranties set forth herein, SPID and Compass agree to modify the Loan Agreement as follows:

1.	The introductory paragraph originally identifying Bank as Texas State Bank, Harlingen, Texas, is hereby modified to refer to Bank as Compass Bank;

2.
Article I Definitions and Factual Background, Section 1.02 “Definitions” is changed to reflect the definition of “Bank” as Compass Bank with principal offices located at 115 East Van Buren, Harlingen, Texas 78550, and its successors in interest.

3.	Article II The Loan, Section 2.02 “Repayment of Loan” shall be modified to provide:
The unpaid principal and interest shall be payable as follows:

PRINCIPAL AND INTEREST SHALL BE DUE ON OR BEFORE MAY 1, 2010.  INTEREST ACCRUING ON THE UNPAID PRINCIPAL BALANCE SHALL BE DUE AND PAYABLE MONTHLY BEGINNING JUNE 1, 2009, AND CONTINUING ON THE SAME DAY OF EACH CONSECUTIVE MONTH.

4.	Article II The Loan, Section 2.03 “Interest Rate” shall be modified to provide:

The variable rate of Wall Street Journal Prime Interest Rate (WSJ) with a Floor Rate of Six percent (6.00%) and a Ceiling Rate of Eight percent (8%) percentum per annum from the date hereof and to accrue on a 360-day year until maturity.

All other terms and conditions set forth in the original Loan Agreement dated September 1, 2005, shall remain in full force and effect.

Accepted and agreed effective May 1, 2009.

SOUTH PADRE ISLAND DEVELOPMENT, L.L.C.
FORMERLY KNOWN AS SOUTH PADRE
ISLAND DEVELOPMENT, L.P.

By:           /s/ JUSTIN L. AWTREY
Justin L. Awtrey, Vice-President

COMPASS BANK

By:           /s/ Michael K. Lamon
Michael K. Lamon,
Senior Vice President

2